                                            FILED PURSUANT TO RULE NO. 424(b)(5)
                                                      REGISTRATION NO. 333-52822


PROSPECTUS SUPPLEMENT
--------------------
(To prospectus dated January 24, 2001)

                                    [LOGO]

                                5,800,000 Units
                           Merrill Lynch & Co., Inc.
                           Strategic Return Notes (SM)
          Linked to the Institutional Holdings Index due June 28, 2006
                                 (the "Notes")
                  $10 original public offering price per Unit

                                --------------

The Notes:                               Payment at maturity or upon exchange:


 .  Senior unsecured debt securities of  .  At maturity or upon exchange, you
   Merrill Lynch & Co., Inc.               will receive a cash amount based
                                           upon the percentage change in the
 .  Exchangeable at your option for a       value of the Institutional Holdings
   cash payment during a specified         Index, which reflects the total
   period in June of each year from        return on a group of twenty stocks,
   2002 through 2005 as described in       which is reconstituted annually, in
   this prospectus supplement.             the Amex Institutional Index that
                                           meet specified criteria less an
 .  No payments prior to maturity           annual index adjustment factor of
   unless exchanged.                       1.5%.

                                        .  At maturity or upon exchange, the
 .  Linked to the value of the              amount you receive will depend on
   Institutional Holdings Index (index     the value of the Institutional
   symbol "IXH").                          Holdings Index. The value of the
                                           Institutional Holdings Index must
 .  The Notes have been approved for        increase in order for you to
   listing on the American Stock           receive at least the original
   Exchange under the trading symbol       public offering price of $10 per
   "DSN".                                  Note upon exchange or at maturity.
                                           If the value of the Institutional
 .  Expected closing date: July 5,          Holdings Index has declined or has
   2001.                                   not increased sufficiently, you
                                           will receive less, and possibly
                                           significantly less, than the
                                           original public offering price of
                                           $10 per Note.

                     Investing in the Notes involves risk.
    See "Risk Factors" beginning on page S-7 of this prospectus supplement.

                                --------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                          Per Unit    Total
                                                          --------    -----
Public offering price....................................  $10.00  $58,000,000
Underwriting fee.........................................    $.20   $1,160,000
Proceeds, before expenses, to Merrill Lynch & Co.,Inc....   $9.90* $57,420,000

     The public offering price and the underwriting fee for any single transaction to purchase 100,000 Units or more will be $9.90 per Unit and $.10 per Unit, respectively.

                                --------------

                              Merrill Lynch & Co.

                                --------------
-------
* $.10 per Unit of the underwriting fee will be paid to the underwriter by a subsidiary of Merrill Lynch & Co., Inc. For a description of this payment, please see the section entitled "Underwriting" in this prospectus supplement.

            The date of this prospectus supplement is June 28, 2001.

"Strategic Return Notes" is a service mark of Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                           Page
                                                                           ----
SUMMARY INFORMATION--Q&A..................................................  S-4
  What are the Notes?.....................................................  S-4
  What will I receive upon maturity of the Notes?.........................  S-4
  How does the exchange feature work?.....................................  S-5
  Who publishes the Institutional Holdings Index and what does the
   Institutional Holdings Index measure?..................................  S-5
  How has the Institutional Holdings Index performed historically?........  S-6
  Will I receive interest payments on the Notes?..........................  S-6
  What about taxes?.......................................................  S-6
  Will the Notes be listed on a stock exchange?...........................  S-6
  What is the role of MLPF&S?.............................................  S-6
  Who is ML&Co.?..........................................................  S-6
  Are there any risks associated with my investment?......................  S-6
RISK FACTORS..............................................................  S-7
  Your investment may result in a loss....................................  S-7
  The value of the Institutional Holdings Index is expected to affect the trading value of the Notes.............................................  S-7
  Changes in our credit ratings may affect the trading value of the
   Notes..................................................................  S-7
  The Notes may have risks similar to concentrated investments............  S-7
  Your yield may be lower than the yield on other debt securities of comparable maturity....................................................  S-7
  Your return will not reflect the return of owning the Institutional
   Holdings Stocks........................................................  S-7
  There may be an uncertain trading market for the Notes..................  S-8
  Risk factors specific to companies included in the Institutional
   Holdings Index.........................................................  S-8
  Amounts payable on the Notes may be limited by state law................  S-9
  Purchases and sales by us and our affiliates may affect your return.....  S-9
  Potential conflicts.....................................................  S-9
  Uncertain tax consequences.............................................. S-10
DESCRIPTION OF THE NOTES.................................................. S-10
  Payment at maturity..................................................... S-10
  Exchange of the Notes prior to maturity................................. S-11
  Hypothetical returns.................................................... S-12
  Adjustments to the Institutional Holdings Index; Market Disruption
   Events................................................................. S-13
  Discontinuance of the Institutional Holdings Index...................... S-13
  Events of Default and Acceleration...................................... S-14
  Depositary.............................................................. S-15
  Same-Day Settlement and Payment......................................... S-17
THE INSTITUTIONAL HOLDINGS INDEX.......................................... S-17
  Institutional Holdings Index............................................ S-17
  Dividends............................................................... S-20
  Adjustments to the Share Multiplier and Institutional Holdings
   Portfolio.............................................................. S-20
  Historical Data on the Institutional Holdings Index..................... S-22
UNITED STATES FEDERAL INCOME TAXATION..................................... S-23
  General................................................................. S-23
  Tax Treatment of the Notes.............................................. S-24
  Non-U.S. Holders........................................................ S-24
  Backup Withholding and Information Reporting............................ S-25
ERISA CONSIDERATIONS...................................................... S-25
USE OF PROCEEDS AND HEDGING............................................... S-25
WHERE YOU CAN FIND MORE INFORMATION....................................... S-25
UNDERWRITING.............................................................. S-26
VALIDITY OF THE NOTES..................................................... S-27
INDEX OF DEFINED TERMS.................................................... S-28
ANNEX A...................................................................  A-1

                                   Prospectus

                                                                          Page
                                                                          ----
MERRILL LYNCH & CO., INC.................................................   2
USE OF PROCEEDS..........................................................   2
RATIO OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO COMBINED
 FIXED CHARGES AND PREFERRED STOCK DIVIDENDS.............................   3
THE SECURITIES...........................................................   3
DESCRIPTION OF DEBT SECURITIES...........................................   4
DESCRIPTION OF DEBT WARRANTS.............................................  10
DESCRIPTION OF CURRENCY WARRANTS.........................................  12
DESCRIPTION OF INDEX WARRANTS............................................  14
DESCRIPTION OF PREFERRED STOCK...........................................  19
DESCRIPTION OF DEPOSITARY SHARES.........................................  24
DESCRIPTION OF PREFERRED STOCK WARRANTS..................................  28
DESCRIPTION OF COMMON STOCK..............................................  30
DESCRIPTION OF COMMON STOCK WARRANTS.....................................  34
PLAN OF DISTRIBUTION.....................................................  36
WHERE YOU CAN FIND MORE INFORMATION......................................  37
INCORPORATION OF INFORMATION WE FILE WITH THE SEC........................  37
EXPERTS..................................................................  38

                            SUMMARY INFORMATION--Q&A

      This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the Strategic Return NotesSM Linked to the Institutional Holdings Index due June 28, 2006 (the "Notes"). You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the Notes, the Institutional Holdings Index and the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the "Risk Factors" section, which highlights certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

      References in this prospectus supplement to "ML&Co." "we", "us" and "our" are to Merrill Lynch & Co., Inc., and references to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Notes?

      The Notes will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. The Notes will rank equally with all of our other unsecured and unsubordinated debt. The Notes will mature on June 28, 2006 unless exchanged by you as described in this prospectus supplement.

      A Unit will represent a single Note with an original public offering price of $10.00 (a "Unit"). You may transfer the Notes only in whole Units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled "Description of the Notes--Depositary" in this prospectus supplement.

What will I receive upon maturity of the Notes?

      At maturity, if you have not previously exchanged your Notes, you will receive a cash payment on the Notes equal to the "Redemption Amount".

      The "Redemption Amount" per Unit will equal:

                       (  Ending Value  )
               $9.90 X ( -------------- )
                       ( Starting Value )

      The Institutional Holdings Index must increase in order for you to receive a Redemption Amount equal to or greater than the original public offering price, and, if the value of the Institutional Holdings Index declines or has not increased sufficiently, you will receive less than the original public offering price of the Notes.

      The "Starting Value" of the Institutional Holdings Index was set to 100 on June 28, 2001, the date the Notes were priced for initial sale to the public.

      For purposes of determining the Redemption Amount, the "Ending Value" means the average, arithmetic mean, of the values of the Institutional Holdings Index at the close of the market on five business days shortly before the maturity of the Notes. We may calculate the Ending Value by reference to fewer than five or even a single day's closing value if, during the period shortly before the maturity date of the Notes, there is a disruption in the trading of a stock included in the Institutional Holdings Index or certain futures or options contracts relating to the Institutional Holdings Stocks.

      For more specific information about the Redemption Amount, please see the section entitled "Description of the Notes" in this prospectus supplement.

 Examples

   Here are two examples of Redemption Amount calculations:

 Example 1--The Institutional Holdings Index is below the Starting Value at maturity:

   Starting Value: 100
   Hypothetical Ending Value:20
                                          (   20  )
   Redemption Amount (per Unit) = $9.90 X ( ----- ) = $1.98
                                          (  100  )


 Total payment at maturity (per Unit) = $1.98

 Example 2--The Institutional Holdings Index is above the Starting Value at maturity:

   Starting Value: 100
   Hypothetical Ending Value:180
                                          (  180  )
   Redemption Amount (per Unit) = $9.90 X ( ----- ) = $17.82
                                          (  100  )


 Total payment at maturity (per Unit) = $17.82


How does the exchange feature work?

      You may elect to exchange all or a portion of your Notes during a specified period in the month of June in the years 2002 through 2005 by giving notice to the depositary or trustee of the Notes, as the case may be, as described in this prospectus supplement. The amount of the cash payment you receive upon exchange (the "Exchange Amount") will be equal to the Redemption Amount, calculated as if the Exchange Date, as defined in this prospectus supplement, were the stated maturity date, except that the Ending Value will be equal to the closing value of the Institutional Holdings Index on the Exchange Date. The Exchange Amount will be paid three Business Days following the Exchange Date. If you elect to exchange your Notes, you will receive only the Exchange Amount and you will not receive the Redemption Amount at maturity. The Exchange Amount you receive may be greater than or less than the Redemption Amount at maturity depending upon the performance of the Institutional Holdings Index during the period from the Exchange Date until the stated maturity date. In addition, if the value of the Institutional Holdings Index has not increased sufficiently above the Starting Value, the Exchange Amount will be less than the original public offering price.

      For more specific information about the exchange feature, please see the section entitled "Description of the Notes--Exchange of the Notes prior to maturity" in this prospectus supplement.

Who publishes the Institutional Holdings Index and what does the Institutional Holdings Index measure?

      The Institutional Holdings Index will be calculated and disseminated by the American Stock Exchange under the index symbol "IXH". The Institutional Holdings Index is an index which reflects the price changes and dividends of twenty stocks from a group of certain stocks in the Amex Institutional Index less an annual index adjustment factor of 1.5% applied daily (the "Index Adjustment Factor"). The Institutional Holdings Index will be reconstituted each year on the anniversary of the Pricing Date or, under certain circumstances, on a day shortly after the anniversary date, as described in this prospectus supplement. For more specific information about the Institutional Holdings Index and its reconstitution, and the Index Adjustment Factor, please see the section entitled "The Institutional Holdings Index" in this prospectus supplement.

      The Notes are debt obligations of ML&Co., and an investment in the Notes does not entitle you to any ownership interest in the stocks underlying the Institutional Holdings Index (collectively, the "Institutional Holdings Stocks").

How has the Institutional Holdings Index performed historically?

      The value of the Institutional Holdings Index was set to 100 on June 28, 2001, the date the Notes were priced for initial sale to the public. While there is currently no historical information on the Institutional Holdings Index, we have provided a table and a graph showing the hypothetical month-end closing values of the Institutional Holdings Index from May 1996 to May 2001, assuming the Institutional Holdings Index was initially calculated and set to 100 on May 31, 1996. The closing values have been calculated hypothetically on the same basis that the Institutional Holdings Index will be calculated. We have provided this information to illustrate how the Institutional Holdings Index would have performed in the past. For further details on the calculation of these hypothetical closing values please refer to the section entitled "Hypothetical Historical Month-End Closing Levels" in this prospectus supplement. Any historical upward or downward trend in the level of the Institutional Holdings Index during this hypothetical historical period is not an indication that the Institutional Holdings Index is more or less likely to increase or decrease at any time during the term of the Notes.

Will I receive interest payments on the Notes?

      You will not receive any interest payments on the Notes, but you will receive the Exchange Amount following the exercise of your exchange option or the Redemption Amount at maturity. We have designed the Notes for investors who are willing to forego market interest payments on the Notes, such as fixed or floating interest rates paid on standard senior non-callable debt securities, in exchange for the Exchange Amount or the Redemption Amount.

What about taxes?

      The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. Pursuant to the terms of the Notes, ML&Co. and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize a Note for all tax purposes as a pre-paid cash-settled forward investment contract linked to the value of the Institutional Holdings Index. Under this characterization of the Notes, you should be required to recognize gain or loss to the extent that you receive cash on the maturity date or upon a sale or exchange of a Note prior to the maturity date. You should review the discussion under the section entitled "United States Federal Income Taxation" in this prospectus supplement.

Will the Notes be listed on a stock exchange?

      The Notes have been approved for listing on the AMEX under the symbol "DSN", subject to official notice of issuance. You should be aware that listing the Notes on the AMEX will not necessarily ensure that a liquid trading market will be available for the Notes. You should review the section entitled "Risk Factors--There may be an uncertain trading market for the Notes" in this prospectus supplement.

What is the role of MLPF&S?

      Our subsidiary, MLPF&S, is the underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S intends to buy and sell Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

      MLPF&S will also be our agent for purposes of calculating, among other things, the Ending Value, Redemption Amount and Exchange Amounts. Under certain circumstances, these duties could result in a conflict of interest between the status of MLPF&S as our subsidiary and its responsibilities as calculation agent.

Who is ML&Co.?

      Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis.

      For information about ML&Co., see the section entitled "Merrill Lynch & Co., Inc." in the accompanying prospectus. You should also read other documents we have filed with the SEC, which you can find by referring to the section entitled "Where You Can Find More Information" in this prospectus supplement.

Are there any risks associated with my investment?

      Yes, an investment in the Notes is subject to risk. Please refer to the section entitled "Risk Factors" in this prospectus supplement.

                                  RISK FACTORS

      Your investment in the Notes will involve risks. An investment in the Notes involves credit risks which are identical to those related to investments in any other debt obligations of ML&Co., and additional risks which are similar to investing in each of the underlying securities that comprise the Institutional Holdings Index. You should carefully consider the following discussion of risks before deciding whether an investment in the Notes is suitable for you.

Your investment may result in a loss

      We will not repay you a fixed amount of principal on the Notes at maturity or upon exchange. The payment on the Notes will depend on the change in the value of the Institutional Holdings Index. Because the value of the Institutional Holdings Index is subject to market fluctuations, the amount of cash you receive may be more or less than the original public offering price of your Notes. If the applicable Ending Value, at maturity or at the time you exchange your Notes, is less than or not sufficiently above the Starting Value, then the amount you receive will be less than the original public offering price of each Note, in which case your investment in the Notes will result in a loss to you. The original public offering price of $10 per Unit exceeds the $9.90 per Unit amount used to calculate the Redemption Amount and therefore the Institutional Holdings Index must increase in order for you to receive a Redemption Amount or Exchange Amount equal to the original public offering price.

The value of the Institutional Holdings Index is expected to affect the trading value of the Notes

      The market value of the Notes will depend substantially on the amount by which the Institutional Holdings Index exceeds or does not exceed the Starting Value. The value of the Notes is related to the Institutional Holdings Index, and consequently, a sale of the Notes may result in a loss. Additionally, because the trading value and perhaps final return on your Notes is dependent upon factors in addition to the Institutional Holdings Index, such as our credit rating, an increase in the value of the Institutional Holdings Index will not reduce the other investment risks related to the Notes.

Changes in our credit ratings may affect the trading value of the Notes

      Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because your return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the value of the Institutional Holdings Index at maturity, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

The Notes may have risks similar to concentrated investments

      As a result of market fluctuations and/or reconstitution events, an investment in the Notes may carry risks similar to a concentrated investment in one or more industries.

Your yield may be lower than the yield on other debt securities of comparable maturity

      The amount we pay you at maturity or upon exchange may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought other senior non-callable debt securities of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Your return will not reflect the return of owning the Institutional Holdings Stocks

      While the Institutional Holdings Index does reflect the payment of dividends on the Institutional Holdings Stocks as described in more detail below, the yield to the maturity of the Notes will not produce the same yield as if the Institutional Holdings Stocks were purchased and held for a similar period. At the end of each calendar quarter, the dividends accrued on the Institutional Holdings Stocks will be incorporated into the Institutional Holdings Index by adjusting the Share Multipliers of the stocks and the amounts will then be subject to the price movements of the Institutional Holdings Stocks. In addition, at the end of each day, the Institutional Holdings Index will be reduced by a pro rata portion of the annual Index Adjustment Factor of 1.5%. Due to the effect of the annual Index Adjustment Factor and to the matters discussed above under "Your investment may result in loss", the return on an investment in the Notes will be less than the return on a similar investment in the Institutional Holdings Stocks, assuming transaction costs and taxes are not taken into account. The trading value of the Notes and final return on the Notes may also differ from the results of the Institutional Holdings Index for the reasons discussed above under "Changes in our credit ratings may affect the trading value of the Notes".

There may be an uncertain trading market for the Notes

      The Notes have been approved for listing on the AMEX under the trading symbol "DSN", subject to official notice of issuance. However, you cannot assume that a trading market will develop for the Notes. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Notes will depend on our financial performance and other factors such as the change in the value of the Institutional Holdings Index.

      If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive.

Risk factors specific to companies included in the Institutional Holdings Index

      The Institutional Holdings Index is an index which reflects the price changes and dividends of twenty Qualifying Stocks in the Amex Institutional Index less an annual Index Adjustment Factor. The stock prices of some of the companies included in the Institutional Holdings Index (the "Institutional Holdings Companies") have been and may continue to be volatile. These stock prices could be subject to wide fluctuations in response to a variety of factors, including the following:

    .  general market fluctuations;

    . actual or anticipated variations in the quarterly operating results of the Institutional Holdings Companies;

    . announcements of technological innovations or new services offered by competitors of the Institutional Holdings Companies;

    .  changes in financial estimates by securities analysts;

    . regulatory or legal developments, including significant litigation matters, affecting the Institutional Holdings Companies or in the industries in which they operate;

    . announcements by competitors of the Institutional Holdings Companies of significant acquisitions, strategic partnerships, joint ventures or capital commitments; and

    .  departures of key personnel of the Institutional Holdings Companies.

      The international operations of some of the Institutional Holdings Companies expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in foreign regulations and other risks inherent to international business. Some of the Institutional Holdings Companies have international operations, which are essential parts of their businesses. The risks of international business that these companies are exposed to include the following:

    .  general economic, social and political conditions;

    . the difficulty of enforcing intellectual property rights, agreements and collecting receivables through certain foreign legal systems;

    . differing tax rates, tariffs, exchange controls or other similar restrictions;

    .  currency fluctuations;

    . changes in, and compliance with, domestic and foreign laws and regulations which impose a range of restrictions on operations, trade practices, foreign trade and international investment decisions; and

    . reduction in the number or capacity of personnel in international markets.

Amounts payable on the Notes may be limited by state law

      New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

      While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the Note holders, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

      We and our affiliates may from time to time buy or sell the Institutional Holdings Stocks or futures or options contracts on the Institutional Holdings Stocks for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of the Institutional Holdings Stocks and, in turn, the value of the Institutional Holdings Index in a manner that would be adverse to your investment in the Notes. Any purchases by us, our affiliates or others on our behalf on or before the date the Notes are priced for initial sale to the public may temporarily increase the prices of the Institutional Holdings Stocks. Temporary increases in the market prices of the Institutional Holdings Stocks may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of the Institutional Holdings Stocks may decline subsequent to the date the Notes are priced for initial sale to the public reducing the value of the Institutional Holdings Index and therefore the market value of the Notes.

Potential conflicts

      Our subsidiary, MLPF&S, is our agent for the purposes of calculating the Ending Value, Redemption Amount and Exchange Amounts. Under certain circumstances, MLPF&S' role as our subsidiary and its responsibilities as calculation agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the value of the Institutional Holdings Index can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance of the Institutional Holdings Index. See the sections entitled "Description of the Notes--Adjustments to the Institutional Holdings Index; Market Disruption Events" and "--Discontinuance of the Institutional Holdings Index" in this prospectus supplement. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise. MLPF&S, the underwriter, will pay an additional amount on each Anniversary Date, as defined in this prospectus supplement, in 2002 through 2005 to brokers whose client accounts purchased their Units in the initial distribution and continue to hold the Notes. You should understand that as a result of this additional payment, your broker receives a financial benefit each year you retain your investment in the Notes. Please see the section entitled "Underwriting" in this prospectus supplement.

     We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay amounts due at maturity on the Notes. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

     ML&Co. or its affiliates may presently or from time to time engage in business with one or more of the Institutional Holdings Companies including extending loans to, or making equity investments in, the Institutional Holdings Companies or providing advisory services to the Institutional Holdings Companies, including merger and acquisition advisory services. In the course of business, ML&Co. or its affiliates may acquire non-public information relating to the Institutional Holdings Companies and, in addition, one or more affiliates of ML&Co. may publish research reports about the Institutional Holdings Companies. ML&Co. does not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the Institutional Holdings Companies. Any prospective purchaser of the Notes should undertake an independent investigation of the Institutional Holdings Companies as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The composition of the Institutional Holdings Index does not reflect any investment or sell recommendations of ML&Co. or its affiliates.

Uncertain tax consequences

     You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled "United States Federal Income Taxation" in this prospectus supplement.

                           DESCRIPTION OF THE NOTES

     ML&Co. will issue the Notes as a series of senior debt securities under the 1983 Indenture, which is more fully described in the accompanying prospectus. Unless exchanged by you, the Notes will mature on June 28, 2006.

     While at maturity or upon exchange a beneficial owner of a Note will receive an amount equal to the Redemption Amount or the Exchange Amount, as the case may be, there will be no other payment of interest, periodic or otherwise. See the section entitled "--Payment at maturity" and "--Exchange of the Notes prior to maturity" in this prospectus supplement.

     The Notes may be exchanged by you during an Exchange Notice Period, but are not subject to redemption by ML&Co. before maturity. If an Event of Default occurs with respect to the Notes, beneficial owners of the Notes may accelerate the maturity of the Notes, as described under "--Events of Default and Acceleration" in this prospectus supplement and "Description of Debt Securities--Events of Default" in the accompanying prospectus.

     ML&Co. will issue the Notes in denominations of whole Units each with an original public offering price of $10 per Unit.

     The Notes do not have the benefit of any sinking fund.

Payment at maturity

     For each Note that has not been exchanged prior to maturity, the holder will be entitled to receive the Redemption Amount, as provided below.

 Determination of the Redemption Amount

     The "Redemption Amount" for a Note will be determined by the calculation agent and will equal:
                              (  Ending Value  )
                      $9.90 X ( -------------- )
                              ( Starting Value )


     The "Starting Value" of the Institutional Holdings Index was set to 100 on June 28, 2001, the date the Notes were priced for initial sale to the public.

      For the purpose of determining the Redemption Amount, the "Ending Value" will be determined by the calculation agent and will equal the average, arithmetic mean, of the closing values of the Institutional Holdings Index determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days during the Calculation Period, then the Ending Value will equal the average, arithmetic mean, of the closing values of the Institutional Holdings Index on those Calculation Days. If there is only one Calculation Day during the Calculation Period, then the Ending Value will equal the closing value of the Institutional Holdings Index on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will equal the closing value of the Institutional Holdings Index determined on the last scheduled Index Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on that day.

      The "Calculation Period" means the period from and including the seventh scheduled Index Business Day prior to the maturity date to and including the second scheduled Index Business Day prior to the maturity date.

      A "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

      An "Index Business Day" means a day on which the New York Stock Exchange and the AMEX are open for trading and the Institutional Holdings Index or any successor index is calculated and published.

      All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Exchange of the Notes prior to maturity

      You may elect to exchange all or a portion of the Notes you own during any Exchange Notice Period by giving notice as described below. An "Exchange Notice Period" means any Business Day from and including the first calendar day of the month of June to and including 12:00 noon in The City of New York on the fifteenth calendar day during the month of June in the years 2002, 2003, 2004 and 2005. If the fifteenth calendar day of the applicable month of June is not a Business Day, then the Exchange Notice Period will be extended to 12:00 noon in The City of New York on the next succeeding Business Day. The amount of the cash payment you receive upon exchange (the "Exchange Amount") will be equal to the Redemption Amount, calculated as if the Exchange Date were the stated maturity date, except that the Ending Value will be equal to the closing value of the Institutional Holdings Index on the Exchange Date. An "Exchange Date" will be the second Index Business Day following the end of the applicable Exchange Notice Period. If a Market Disruption Event occurs on the second Index Business Day following an Exchange Notice Period, the Exchange Date for that year will be the next succeeding Index Business Day on which a Market Disruption Event does not occur. The Exchange Amount will be paid three Business Days after the Exchange Date.

      The Notes will be issued in registered global form and will remain on deposit with the depositary as described in this prospectus supplement. Therefore, you must exercise the option to exchange your Notes through the depositary. To make your exchange election effective, you must make certain that your notice is delivered to the depositary during the applicable Exchange Notice Period. To ensure that the depositary will receive timely notice of your election to exchange all or a portion of your Notes, you must instruct the direct or indirect participant through which you hold an interest in the Notes to notify the depositary of your election to exchange your Notes prior to 12:00 noon in The City of New York on the last day of the applicable Exchange Notice Period, in accordance with the then applicable operating procedures of the depositary. Different firms have different deadlines for accepting instructions from their customers. You should consult the direct or indirect participant through which you hold an interest in the Notes to ascertain the deadline for ensuring that timely notice will be delivered to the depositary.

      If at any time the global securities are exchanged for Notes in definitive form, notice of your election to exchange must be delivered to The Chase Manhattan Bank, as trustee under the 1983 Indenture, through the procedures required by the trustee by 12:00 noon in The City of New York on the last day of the applicable Exchange Notice Period.

Hypothetical returns

      The following tables illustrate, for a range of hypothetical Ending Values of the Institutional Holdings Index during the Calculation Period:

    . the total amount payable at maturity of the Notes, and the total amount payable on an investment in the Institutional Holdings Stocks,

    . the total rate of return to beneficial owners of the Notes, and the total return on an investment in the Institutional Holdings Stocks, and

    . the pretax annualized rate of return to beneficial owners of the Notes, and the pretax annualized rate of return on an investment in the Institutional Holdings Stocks.

      The tables below assume an initial investment of $10 in the Notes and an initial investment of $10 in the Institutional Holdings Stocks.

  Hypothetical Returns to Strategic Return Notes              Hypothetical Returns Related to an Investment
     based on the Institutional Holdings Index                     in the Institutional Holdings Stocks
---------------------------------------------------- ----------------------------------------------------------------
                     Total                 Pretax       Hypothetical                    Total      Pretax Annualized
  Hypothetical       Amount     Total    Annualized   Ending Value of     Total        Rate of          Rate of
 Ending Value of   Payable at  Rate of    Rate of     an Investment in    Amount    Return on the    Return on the
the Institutional   Maturity  Return on  Return on   the Institutional  Payable at  Institutional    Institutional
Holdings Index(1)   per Note  the Notes the Notes(2) Holdings Stocks(3)  Maturity  Holdings Stocks Holdings Stocks(2)
-----------------  ---------- --------- ------------ ------------------ ---------- --------------- ------------------
        20           $ 1.98    -80.20%    -29.89%           21.56         $ 2.16       -78.44%          -28.44%
        40           $ 3.96    -60.40%    -17.69%           43.12         $ 4.31       -56.88%          -16.13%
        60           $ 5.94    -40.60%    -10.15%           64.68         $ 6.47       -35.32%           -8.52%
        80           $ 7.92    -20.80%     -4.61%           86.23         $ 8.62       -13.77%           -2.94%
       100(4)        $ 9.90     -1.00%     -0.20%          107.79         $10.78         7.79%            1.51%
       120           $11.88     18.80%      3.47%          129.35         $12.94        29.35%            5.21%
       140           $13.86     38.60%      6.63%          150.91         $15.09        50.91%            8.40%
       160           $15.84     58.40%      9.41%          172.47         $17.25        72.47%           11.20%
       180           $17.82     78.20%     11.89%          194.03         $19.40        94.03%           13.70%
       200           $19.80     98.00%     14.13%          215.59         $21.56       115.59%           15.96%
       220           $21.78    117.80%     16.18%          237.14         $23.71       137.14%           18.03%
       240           $23.76    137.60%     18.07%          258.70         $25.87       158.70%           19.93%
       260           $25.74    157.40%     19.82%          280.26         $28.03       180.26%           21.70%
       280           $27.72    177.20%     21.45%          301.82         $30.18       201.82%           23.35%
       300           $29.70    197.00%     22.99%          323.38         $32.34       223.38%           24.89%

--------
(1) The Institutional Holdings Index reflects the total return of twenty Qualifying Stocks in the Amex Institutional Index less an annual Index Adjustment Factor of 1.5%.
(2) The annualized rates of return are calculated on a semiannual bond equivalent basis and assume an investment term of 5 years.
(3) An investment in the Institutional Holdings Stocks is assumed to be the equivalent to an investment in the Institutional Holdings Index, including the method and timing of reinvesting dividends, except that the Institutional Holdings Index is reduced daily by the pro rata portion of the annual Index Adjustment Factor of 1.5%. The hypothetical investment in the Institutional Holdings Stocks presented in this column does not take into account transaction costs and taxes.
(4)  This is the Starting Value of the Institutional Holdings Index.

      The above figures are for purposes of illustration only. The actual Redemption Amount received by investors in the Notes and the resulting total and pretax annualized rates of return will depend on the actual Ending Value and term of your investment.

Adjustments to the Institutional Holdings Index; Market Disruption Events

      If at any time the AMEX changes its method of calculating the Institutional Holdings Index, or the value of the Institutional Holdings Index changes, in any material respect, or if the Institutional Holdings Index is in any other way modified so that the Institutional Holdings Index does not, in the opinion of the calculation agent, fairly represent the value of the Institutional Holdings Index had those changes or modifications not been made, then, from and after that time, the calculation agent shall, at the close of business in New York, New York, on each date that the closing value of the Institutional Holdings Index is to be calculated, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Institutional Holdings Index as if those changes or modifications had not been made, and calculate the closing value with reference to the Institutional Holdings Index, as so adjusted. Accordingly, if the method of calculating the Institutional Holdings Index is modified so that the value of the Institutional Holdings Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the calculation agent shall adjust the Institutional Holdings Index in order to arrive at a value of the Institutional Holdings Index as if it had not been modified, e.g., as if a split had not occurred.

      "Market Disruption Event" means either of the following events as determined by the calculation agent:

    (A) the suspension or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange, in one or more Institutional Holdings Stocks; or

    (B) the suspension or material limitation, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange, whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the Institutional Holdings Stocks, or the stocks included in any successor index, which are traded on any major U.S. exchange.

      For the purpose of the above definition:

    (1) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange and

    (2) for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80A, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered "material".

Discontinuance of the Institutional Holdings Index

      If the AMEX discontinues publication of the Institutional Holdings Index and the AMEX or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Institutional Holdings Index (a "successor index"), then, upon the calculation agent's notification of any determination to the trustee and ML&Co., the calculation agent will substitute the successor index as calculated by the AMEX or any other entity for the Institutional Holdings Index and calculate the closing value as described above under "--Payment at maturity". Upon any selection by the calculation agent of a successor index, ML&Co. shall cause notice to be given to holders of the Notes.

      In the event that the AMEX discontinues publication of the Institutional Holdings Index and:

    .  the calculation agent does not select a successor index, or

    .  the successor index is no longer published on any of the Calculation
       Days,

the calculation agent will compute a substitute value for the Institutional Holdings Index in accordance with the procedures last used to calculate the Institutional Holdings Index before any discontinuance. If a successor index is selected or the calculation agent calculates a value as a substitute for the Institutional Holdings Index as described below, the successor index or value will be used as a substitute for the Institutional Holdings Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

      If the AMEX discontinues publication of the Institutional Holdings Index before the period during which the Redemption Amount is to be determined and the calculation agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of:

    .  the determination of the Ending Value, or

    . a determination by the calculation agent that a successor index is available,

the calculation agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The calculation agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal (the "WSJ") or another newspaper of general circulation, and arrange for information with respect to these values to be made available by telephone.

      A "Business Day" is any day on which the NYSE and the AMEX are open for trading.

      Notwithstanding these alternative arrangements, discontinuance of the publication of the Institutional Holdings Index may adversely affect trading in the Notes.

Events of Default and Acceleration

      In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a beneficial owner of a Note upon any acceleration permitted by the Notes, with respect to each Unit, will be equal to the Redemption Amount, if any, calculated as though the date of early repayment were the stated maturity date of the Notes. See the section entitled "--Payment at maturity" in this prospectus supplement. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a Note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the original public offering price of the Note plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding was the maturity date of the Notes.

      In case of default in payment of the Notes, whether at their stated maturity or upon exchange or acceleration, from and after the maturity date the Notes will bear interest, payable upon demand of their beneficial owners, at the rate of 6.01% per annum to the extent that payment of any interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for.

Depositary

 Description of the Global Securities

      Upon issuance, all Notes will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC (DTC, together with any successor, being a "depositary"), as depositary, registered in the name of Cede & Co., DTC's partnership nominee. Unless and until it is exchanged in whole or in part for Notes in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

      So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the Notes represented by a global security will not be entitled to have the Notes represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes including for purposes of receiving any reports delivered by ML&Co. or the trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

 DTC Procedures

      The following is based on information furnished by DTC:

      DTC will act as securities depositary for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered global securities will be issued for the Notes in the aggregate original public offering price of such issue, and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of Notes under DTC's system must be made by or through direct participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Notes are to be made by entries on the books of participants acting on behalf of beneficial owners.

      To facilitate subsequent transfers, all Notes deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC's records reflect only the identity of the direct participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the Notes are credited on the record date.

      Principal, premium, if any, and/or interest, if any, payments made in cash on the Notes will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of that participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of those payments to direct participants shall be the responsibility of DTC, and disbursement of any payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

 Exchange for Certificated Securities

      If:

    . the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

    . ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, or

    . an Event of Default under the 1983 Indenture has occurred and is continuing with respect to the Notes,

the global securities will be exchangeable for Notes in definitive form of like tenor in whole Units and multiples of Units. The definitive Notes will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

      DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to ML&Co. or the trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, Notes are required to be printed and delivered.

      ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, Notes will be printed and delivered.

      The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

Same-Day Settlement and Payment

      Settlement for the Notes will be made by the underwriter in immediately available funds. ML&Co. will make all payments in immediately available funds so long as the Notes are maintained in book-entry form.

                        THE INSTITUTIONAL HOLDINGS INDEX

Institutional Holdings Index

      The Institutional Holdings Index will be calculated and disseminated by the AMEX under the symbol "IXH". On any Business Day, the value of the Institutional Holdings Index will equal (i) the sum of the products of the current market price for each of the Institutional Holdings Stocks and the applicable share multiplier (the sum equals the "Institutional Holdings Portfolio Value"), plus (ii) an amount reflecting Current Quarter Dividends (as defined below), and less (iii) a pro rata portion of the annual Index Adjustment Factor. The Index Adjustment Factor is 1.5% per annum and will reduce the value of the Institutional Holdings Index each day by the pro rata amount. The AMEX will generally calculate and disseminate the value of the Institutional Holdings Index based on the most recently reported prices of the Institutional Holdings Stocks (as reported by the exchange or trading system on which the Institutional Holdings Stocks are listed or traded), at approximately 15-second intervals during the AMEX's business hours and at the end of each Index Business Day via the Consolidated Tape Association's Network B.

 Initial Determination of Institutional Holdings Portfolio

      At any time, the "Institutional Holdings Portfolio" will consist of the then current Institutional Holdings Stocks. The initial stocks in the Institutional Holdings Portfolio are shown below, and have been determined by the AMEX to be the twenty Qualifying Stocks in the Amex Institutional Index meeting the criteria described below on May 31, 2001 (the "Initial Stocks"). A "Qualifying Stock" is any stock in the Amex Institutional Index (excluding utilities, if any, and the common stock of ML&Co.) which passes the following screening tests:

      Price Momentum Screen. First the 38 stocks with the greatest 1-year price return are selected. These stocks are then ranked in descending order based on 1-year price return improvement.

      Recovery Screen. The 38 stocks with the worst 3-year price return are selected. These stocks are then ranked in descending order based on 1-year price return.

      Dividend Yield Screen. The 38 stocks with the greatest dividend yield are selected. These stocks are then ranked in descending order by 1-year price return.

      Price to Earnings Ratios Screen. The 38 stocks with the lowest price to earnings ratios are selected. These stocks are then ranked in descending order based on 1-year price return.

      The 20 Qualifying Stocks selected to make up the Institutional Holdings Index at the time of initial composition or any reconstitution are chosen from the highest ranked stock in each category in the following order: Price Momentum Screen, Recovery Screen, Dividend Yield Screen, and Price to Earnings Ratios Screen. The selection process includes one stock from each screen added to the Institutional Holdings Index in the order set forth above until there are 20 unique stocks. If a stock in a particular screen has already been included in the Institutional Holdings Index, the screen in which the duplicate appears is skipped and a stock from the next screen is chosen.

      We have included a brief description of each of the Institutional Holdings Companies and historical stock price information for the Initial Stocks in Annex A to this prospectus supplement.

                                                                       Initial
                                                             Dividend   Share
Company                                                       Yield   Multiplier
-------                                                      -------- ----------
Abbott Laboratories.........................................  1.68%    0.09879
American Home Products Corporation..........................  1.51%    0.08130
Anheuser-Busch Companies, Inc. .............................  1.57%    0.11696
Bank of America Corporation.................................  3.71%    0.08336
The Bank of New York Company, Inc. .........................  1.47%    0.10183
Bank One Corporation........................................  2.40%    0.14077
The Boeing Company..........................................  1.18%    0.08735
Citigroup Inc. .............................................  1.08%    0.09506
Colgate-Palmolive Company...................................  1.04%    0.08203
Eli Lilly and Company.......................................  1.51%    0.06786
Emerson Electric Co. .......................................  2.47%    0.08110
Exxon Mobil Corporation.....................................  2.02%    0.05759
Federal Home Loan Mortgage Corporation......................  1.18%    0.07276
Federal National Mortgage Association.......................  1.42%    0.05815
Microsoft Corporation.......................................  0.00%    0.06874
Minnesota Mining and Manufacturing Company..................  2.10%    0.04316
PepsiCo, Inc. ..............................................  1.28%    0.10967
Philip Morris Companies Inc. ...............................  4.50%    0.10354
Tyco International Ltd. ....................................  0.09%    0.09251
United Technologies Corporation.............................  1.23%    0.06729

      The average (mean) Dividend Yield of the Initial Stocks set forth above, calculated as of June 28, 2001, was 1.67%.

      The Initial Share Multipliers set forth in the table above were calculated by the AMEX on June 28, 2001, the date the Notes were priced for initial sale to the public. Each "Initial Share Multiplier" equals the number of shares of that Initial Stock, or portion thereof, based upon the closing market price of that Initial Stock on June 28, 2001, so that each Initial Stock represented approximately an equal percentage of the Starting Value of 100 of the Institutional Holdings Index. Each Initial Share Multiplier will remain constant until adjusted for certain corporate events, quarterly dividend adjustments and annual reconstitutions as described below.

 Annual Institutional Holdings Portfolio Reconstitution

      As of the close of business on each Anniversary Date through the Anniversary Date in 2005, the Institutional Holdings Portfolio will be reconstituted to include the twenty Qualifying Stocks in the Amex Institutional Index passing the screening tests described above (the "New Stocks") on the second scheduled

Index Business Day prior to the applicable Anniversary Date (the "Annual Determination Date"). "Anniversary Date" shall mean June 28th of each year, which is the anniversary date of the date the Notes were priced for initial sale to the public; provided, however, that if the date is not an Index Business Day or a Market Disruption Event occurs on that date, then the Anniversary Date for that year shall mean the immediately succeeding Index Business Day on which a Market Disruption Event does not occur. The AMEX will only add a stock having characteristics as of the applicable Annual Determination Date that will permit the Institutional Holdings Index to remain within the criteria specified in the rules of the AMEX and within the applicable rules of the Securities and Exchange Commission. The criteria and rules will apply only on an Annual Determination Date to exclude a proposed New Stock. If a proposed New Stock does not meet these criteria or rules, the AMEX will replace it with a Qualifying Stock which meets the criteria and rules. These criteria currently provide, among other things, (1) that each component stock must have a minimum market value of at least $75 million, except that up to 10% of the component securities in the Institutional Holdings Index may have a market value of $50 million; (2) that each component stock must have an average monthly trading volume in the preceding six months of not less than 1,000,000 shares, except that up to 10% of the component stocks in the Institutional Holdings Index may have an average monthly trading volume of 500,000 shares or more in the last six months; (3) 90% of the Institutional Holdings Index's numerical index value and at least 80% of the total number of component stocks will meet the then current criteria for standardized option trading set forth in the rules of the AMEX; and (4) all component stocks will either be listed on the AMEX, the NYSE, or traded through the facilities of the National Association of Securities Dealers Automated Quotation System and reported as National Market System Securities.

      The "Share Multiplier" for each New Stock will be determined by the AMEX and will equal the number of shares of each New Stock, based upon the closing market price of that New Stock on the Anniversary Date, so that each New Stock represents approximately an equal percentage of a value equal to the Institutional Holdings Index in effect at the close of business on the applicable Anniversary Date. As an example, if the Institutional Holdings Index in effect at the close of business on an Anniversary Date equaled 200, then each of the twenty New Stocks would be allocated a portion of the value of the Institutional Holdings Index equal to 10 and if, for example, the closing market price of a New Stock on the Anniversary Date was 20, the applicable Share Multiplier would be 0.5. If the Institutional Holdings Index equaled 80, then each of the twenty New Stocks would be allocated a portion of the value of the Institutional Holdings Index equal to 4 and if the closing market price of a New Stock on the Anniversary Date was 20, the applicable Share Multiplier would be 0.2. The last Anniversary Date on which a reconstitution will occur will be the Anniversary Date in 2005, which will be approximately one year prior to the maturity date of the Notes.

 Amex Institutional Index

      The Amex Institutional Index measures the performance of the 75 stocks currently held in highest dollar amounts in institutional portfolios with market values of more than $100 million. Component stocks in the Amex Institutional Index are selected based on stock positions declared in reports filed pursuant to Rule 13(f) of the Securities Exchange Act of 1934, which must be made quarterly to the SEC on behalf of all institutions with portfolios with market values larger than $100 million. To qualify for inclusion in the Amex Institutional Index, stocks must be held by a minimum of 200 of the reporting institutions and must have traded at least 7 million shares in each of the two preceding calendar quarters. The Amex Institutional Index is market-value (capitalization) weighted, so that the value of the index corresponds to the sum of the market values (i.e., share price times number of shares outstanding) of each of the component stocks. The 13(f) reports are reviewed quarterly and component stocks in the Amex Institutional Index are adjusted as necessary to maintain conformity with current institutional investments. The Amex Institutional Index is calculated and disseminated by the AMEX, a subsidiary of the National Association of Securities Dealers, and is not affiliated with ML&Co.

Dividends

 Current Quarter Dividend

      As described above, the value of the Institutional Holdings Index will include an amount reflecting Current Quarter Dividends. "Current Quarter Dividends" for any day will be determined by the Index Calculation Agent and will equal the sum of the products for each Institutional Holdings Stock of the cash dividend paid by an issuer on one share of stock during the Current Quarter multiplied by the Share Multiplier applicable to that stock on the ex-dividend date. "Current Quarter" shall mean the period from and including June 29, 2001, to and including September 30, 2001, and after September 30, 2001, the calendar quarter containing the day for which the applicable Current Quarter Dividends being determined.

 Quarterly Stock Dividend

      As of the first day of the start of each calendar quarter, the AMEX will allocate the Current Quarter Dividends as of the end of the immediately preceding calendar quarter to each then outstanding Institutional Holdings Stock. The amount of the Current Quarter Dividends allocated to each Institutional Holdings Stock will equal the percentage of the value of each Institutional Holdings Stock contained in the Institutional Holdings Portfolio relative to the value of the entire Institutional Holdings Portfolio based on the closing market price on the last Index Business Day in the immediately preceding calendar quarter. The Share Multiplier of each outstanding Institutional Holdings Stock will be increased to reflect the number of shares, or portion of a share, that the amount of the Current Quarter Dividend allocated to that Institutional Holdings Stock can purchase of each such Institutional Holdings Stock based on the closing market price on the last Index Business Day in the immediately preceding calendar quarter.

Adjustments to the Share Multiplier and Institutional Holdings Portfolio

      The Share Multiplier for any Institutional Holdings Stock and the Institutional Holdings Portfolio will be adjusted as follows:

      1. If an Institutional Holdings Stock is subject to a stock split or reverse stock split, then once the split has become effective, the Share Multiplier for that Institutional Holdings Stock will be adjusted to equal the product of the number of shares of that Institutional Holdings Stock issued in the split and the prior multiplier.

      2. If an Institutional Holdings Stock is subject to a stock dividend, issuance of additional shares of the Institutional Holdings Stock, that is given equally to all holders of shares of the issuer of that Institutional Holdings Stock, then once the dividend has become effective and that Institutional Holdings Stock is trading ex-dividend, the Share Multiplier will be adjusted so that the new Share Multiplier shall equal the former Share Multiplier plus the product of the number of shares of that Institutional Holdings Stock issued with respect to one such share of that Institutional Holdings Stock and the prior multiplier.

      3. If an Institutional Holdings Company is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, that Institutional Holdings Stock will continue to be included in the Institutional Holdings Portfolio so long as a market price for that Institutional Holdings Stock is available. If a market price is no longer available for an Institutional Holdings Stock for whatever reason, including the liquidation of the issuer of the Institutional Holdings Stock or the subjection of the issuer of the Institutional Holdings Stock to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of that Institutional Holdings Stock will equal zero in connection with calculating the Institutional Holdings Portfolio Value for so long as no market price is available, and no attempt will be made to immediately find a replacement stock or increase the value of the Institutional Holdings Portfolio to compensate for the deletion of that Institutional Holdings Stock. If a market price is no longer available for a

Institutional Holdings Stock as described above, the Institutional Holdings Portfolio Value will be computed based on the remaining Institutional Holdings Stocks for which market prices are available and no new stock will be added to the Institutional Holdings Portfolio until the annual reconstitution of the Institutional Holdings Portfolio. As a result, there may be periods during which the Institutional Holdings Portfolio contains fewer than twenty Institutional Holdings Stocks.

      4. If an Institutional Holdings Company has been subject to a merger or consolidation and is not the surviving entity or is nationalized, then a value for that Institutional Holdings Stock will be determined at the time the issuer is merged or consolidated or nationalized and will equal the last available market price for that Institutional Holdings Stock and that value will be constant until the Institutional Holdings Portfolio is reconstituted. At that time, no adjustment will be made to the Share Multiplier of the relevant Institutional Holdings Stock.

      5. If an Institutional Holdings Company issues to all of its shareholders equity securities that are publicly traded of an issuer other than the Institutional Holdings Company, or a tracking stock is issued by an Institutional Holdings Company to all of its shareholders, then the new equity securities will be added to the Institutional Holdings Portfolio as a new Institutional Holdings Stock. The Share Multiplier for the new Institutional Holdings Stock will equal the product of the original Share Multiplier with respect to the Institutional Holdings Stock for which the new Institutional Holdings Stock is being issued (the "Original Institutional Holdings Stock") and the number of shares of the new Institutional Holdings Stock issued with respect to one share of the Original Institutional Holdings Stock.

      No adjustments of any Share Multiplier of an Institutional Holdings Stock will be required unless the adjustment would require a change of at least 1% in the Share Multiplier then in effect. The Share Multiplier resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth with five hundred-thousandths being rounded upward.

      The AMEX expects that no adjustments to the Share Multiplier of any Institutional Holdings Stock or to the Institutional Holdings Portfolio will be made other than those specified above, however, the AMEX may at its discretion make adjustments to maintain the value of the Institutional Holdings Index if certain events would otherwise alter the value of the Institutional Holdings Index despite no change in the market prices of the Institutional Holdings Stocks.

Historical Data on the Institutional Holdings Index

      On June 28, 2001 the value of the Institutional Holdings Index was set to
100. The following table sets forth the hypothetical level of the Institutional Holdings Index at the end of each month (the "Historical Month-End Closing Level"), in the period from May 1996 through May 2001 calculated as if the Institutional Holdings Index had existed during that period. All hypothetical historical data presented in the following table were calculated by the AMEX. The closing levels have been calculated hypothetically on the same basis that the Institutional Holdings Index will be calculated in the future. The Historical Month-End Closing Level was set to 100 on May 31, 1996 to provide an illustration of past movements of the Historical Month-End Closing Level only. We have provided this hypothetical historical information to help you evaluate the behavior of the Institutional Holdings Index in various economic environments; however, these historical data on the Institutional Holdings Index are not necessarily indicative of the future performance of the Institutional Holdings Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Institutional Holdings Index during any period set forth below is not any indication that the Institutional Holdings Index is more or less likely to increase or decrease at any time during the term of the Notes.

                                        1996   1997   1998   1999   2000   2001
                                       ------ ------ ------ ------ ------ ------
January...............................        125.88 165.23 231.62 321.69 314.55
February..............................        127.02 177.11 227.75 362.54 271.10
March.................................        120.21 181.57 236.82 381.90 249.17
April.................................        129.23 191.42 245.73 371.83 271.45
May................................... 100.00 136.98 187.60 235.69 345.01 270.30
June.................................. 100.81 144.56 199.14 255.25 366.40
July..................................  95.23 159.81 199.26 253.11 368.51
August................................  97.21 149.74 161.42 256.16 384.20
September............................. 104.54 157.82 166.52 258.20 347.32
October............................... 109.68 155.11 186.34 276.34 340.34
November.............................. 119.09 160.31 200.88 300.42 311.04
December.............................. 115.52 158.24 223.04 334.53 316.63

      The following graph sets forth the hypothetical historical performance of the Institutional Holdings Index presented in the table above. Past movements of the Institutional Holdings Index are not necessarily indicative of the future Institutional Holdings Index values.

                Hypothetical Historical Month-End Closing Levels


        [THE GRAPH APPEARING HERE SETS FORTH THE HYPOTHETICAL MONTH-END PERFORMANCE OF THE INSTITUTIONAL HOLDINGS INDEX FROM MAY 1996 THROUGH MAY 2001, AS SET FORTH IN THE TABLE ABOVE. THE VERTICAL AXIS HAS A RANGE OF NUMBERS FROM 50 TO 400 IN INCREMENTS OF 50. THE HORIZONTAL AXIS HAS A RANGE OF DATES FROM MAY 1996 THROUGH MAY 2001 IN INCREMENTS OF ONE MONTH.]

                     UNITED STATES FEDERAL INCOME TAXATION

      The following discussion is based upon the opinion of Sidley Austin Brown & Wood LLP, counsel to ML&Co. ("Tax Counsel"). As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

      As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996 that elect to be treated as a United States person will also be a U.S. Holder for purposes of the following discussion. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

General

      There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper U.S. federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize the Notes for all tax purposes as a pre-paid cash-settled forward contract linked to the value of the Institutional Holdings Index. In the opinion of Tax Counsel, such characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the "IRS"), will not result in the imposition of penalties. The treatment of the Notes described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

      Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative characterizations of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussions are based on the assumption that the treatment and the allocation described above are accepted for U.S. federal income tax purposes.

Tax Treatment of the Notes

      Assuming the characterization of the Notes as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

      Tax Basis. A U.S. Holder's tax basis in a Note will equal the amount paid by the U.S. Holder to acquire the Note.

      Payment on the Maturity Date. Upon the receipt of cash at maturity of the Notes, a U.S. Holder will recognize gain or loss. The amount of such gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder's basis in the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination or judicial ruling) where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of such gain or loss as capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will generally be long-term capital gain or loss, as the case may be, if the U.S. Holder held the Note for more than one year at maturity.

      Sale or Exchange of the Notes. Upon a sale or exchange of a Note prior to the maturity of the Notes, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and such U.S. Holder's tax basis in the Note so sold or exchanged. Capital gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the Note for more than one year at the time of disposition.

 Possible Alternative Tax Treatments of an Investment in the Notes

      Due to the absence of authorities that directly address the proper characterization of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

      If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a "comparable yield" for us, determined at the time of issuance of the Notes. Furthermore, any gain realized at maturity or upon sale or other disposition of the Notes would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder's prior accruals of original issue discount and capital loss thereafter.

      Even if the Contingent Payment Regulations do not apply to the Notes, other alternative U.S. federal income tax characterizations or treatments of the Notes may also be possible, and if applied could also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes.

Non-U.S. Holders

      Based on the treatment of each Note as a pre-paid cash-settled forward contract linked to the value of the Institutional Holdings Index, in the case of a non-U.S. Holder, a payment made with respect to a Note on the maturity date will not be subject to United States withholding tax, provided that such non-U.S. Holder complies with applicable certification requirements and that such payments are not effectively connected with a United States trade or business of such non-U.S. Holder. Any capital gain realized upon the sale, exchange or other disposition of a Note by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a United States trade or business of such non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by such individual in the United States and such individual does not have a "tax home" (as defined for U.S. federal income tax purposes) in the United States.

      As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the Notes to become subject to withholding tax, ML&Co. will withhold tax at the statutory rate. Prospective non-U.S. Holders of the Notes should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting

      A beneficial owner of a Note may be subject to information reporting and to backup withholding at a current rate of 31% (which rate is scheduled to be reduced periodically through 2006) of certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's U.S. federal income tax provided the required information is furnished to the IRS.

                              ERISA CONSIDERATIONS

      The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code (the "Code") prohibit various transactions between certain parties and the assets of employee benefit plans, unless an exemption is available; governmental plans may be subject to similar prohibitions. Because transactions between a plan and ML&Co. may be prohibited absent an exemption, each fiduciary, by its purchase of any Notes on behalf of any plan, represents on behalf of itself and the plan, that the acquisition, holding and any subsequent disposition of the Notes will not result in a violation of ERISA, the Code or any other applicable law or regulation.

                          USE OF PROCEEDS AND HEDGING

      The net proceeds from the sale of the Notes will be used as described under "Use of Proceeds" in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. The address of the SEC's Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New

York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      We have filed a registration statement on Form S-3 with the SEC covering the Notes and other securities. For further information on ML&Co. and the Notes, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

                                  UNDERWRITING

      MLPF&S, the underwriter of the offering, has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase from ML&Co. $58,000,000 aggregate original public offering price of Notes. The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all of the Notes if any are purchased. ML&Co. has entered into an arrangement with one of its subsidiaries to hedge the market risks associated with ML&Co.'s obligation to pay amounts due at maturity on the Notes. In connection with the arrangement, this subsidiary will pay MLPF&S, the underwriter, $.10 per Unit as part of the underwriting fee.

      The Notes are ineligible assets in MLPF&S' asset-brokerage service Unlimited Advantage, which means that purchasers will not pay Unlimited Advantage annual asset-based fees on the Notes but will pay commissions on any secondary market purchases and sales of the Notes.

      The underwriter has advised ML&Co. that it proposes initially to offer all or part of the Notes directly to the public at the offering prices set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed. The underwriter is offering the Notes subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part.

      In addition to the underwriting fee payable at the time of the original sale of the Notes, the underwriter will pay an additional amount on each Anniversary Date in 2002 through 2005 to brokers whose client accounts purchased the Units in the initial distribution and who continue to hold their Notes. This additional amount will equal 1% per Unit based on the Redemption Amount of the Notes calculated as if the Anniversary Date is the maturity date and the Ending Value is equal to the closing value of the Institutional Holdings Index on that date.

      The underwriting of the Notes will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.

      The underwriter is permitted to engage in certain transactions that stabilize the price of the Notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

      If the underwriter creates a short position in the Notes in connection with the offering, i.e., if it sells more Units of the Notes than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      The underwriter may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the Notes. The underwriter may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                             VALIDITY OF THE NOTES

      The validity of the Notes will be passed upon for ML&Co. and for the underwriter by Sidley Austin Brown & Wood LLP, New York, New York.

                             INDEX OF DEFINED TERMS

                                                                            Page
                                                                            ----
Anniversary Date........................................................... S-19
Annual Determination Date.................................................. S-19
Business Day............................................................... S-14
Calculation Day............................................................ S-11
Calculation Period......................................................... S-11
Code....................................................................... S-25
Contingent Payment Regulations............................................. S-24
Current Quarter............................................................ S-20
Current Quarter Dividends.................................................. S-20
depositary................................................................. S-15
DTC........................................................................  S-4
Ending Value...............................................................  S-4
ERISA...................................................................... S-25
Exchange Amount............................................................  S-5
Exchange Date.............................................................. S-11
Exchange Notice Period..................................................... S-11
Historical Month-End Closing Level......................................... S-22
Index Adjustment Factor....................................................  S-5
Index Business Day......................................................... S-11
Initial Share Multiplier................................................... S-18
Initial Stocks............................................................. S-17
Institutional Holdings Companies...........................................  S-8
Institutional Holdings Portfolio........................................... S-17
Institutional Holdings Portfolio Value..................................... S-17
Institutional Holdings Stocks..............................................  S-5
IRS........................................................................ S-23
Market Disruption Event.................................................... S-13
ML&Co......................................................................  S-4
MLPF&S.....................................................................  S-4
New Stocks................................................................. S-18
Non-U.S. Holder............................................................ S-23
Notes......................................................................  S-1
Original Institutional Holdings Stock...................................... S-21
Qualifying Stock........................................................... S-17
Redemption Amount..........................................................  S-4
Share Multiplier........................................................... S-19
Starting Value.............................................................  S-4
successor index............................................................ S-13
Tax Counsel................................................................ S-23
U.S. Holder................................................................ S-23
Unit.......................................................................  S-4
WSJ........................................................................ S-14

                                    ANNEX A

      This annex contains a brief synopsis of the business of each of the Institutional Holdings Companies as well as the split-adjusted closing market prices for each Institutional Holdings Stock on its primary exchange in each month from January 1996 through May 2001. Please note that the historical prices of the Institutional Holdings Stocks are not indicative of the future performance of the Institutional Holdings Stocks or the Institutional Holdings Index. The following information has been derived from publicly available documents published by the Institutional Holdings Companies. Because the common stock of the Institutional Holdings Companies is registered under the Exchange Act, the Institutional Holdings Companies are required to file periodically financial and other information specified by the SEC. For more information about the Institutional Holdings Companies, information provided to or filed with the SEC by the Institutional Holdings Companies can be inspected at the SEC's public reference facilities or accessed through the SEC's web site referenced in this prospectus supplement under the section entitled "Where You Can Find More Information".

                              ABBOTT LABORATORIES

      Abbott Laboratories develops, manufactures and sells a broad and diversified line of healthcare products and services. Abbott's products include pharmaceuticals, diagnostic, hospital, nutritional, chemical and agricultural products. Abbott markets its products worldwide through affiliates and distributors to retailers, wholesalers and hospitals.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     21.25  January    27.25  January    35.41  January    46.44  January    32.56  January   44.86
February    20.88  February   28.13  February   37.41  February   46.31  February   33.00  February  48.99
March       20.38  March      28.06  March      37.66  March      46.81  March      35.19  March     47.19
April       20.31  April      30.50  April      36.56  April      48.38  April      38.44  April     46.38
May         21.56  May        31.50  May        37.09  May        45.19  May        40.69  May       51.98
June        21.75  June       33.38  June       41.00  June       45.38  June       44.56
July        21.94  July       32.72  July       41.63  July       42.94  July       41.63
August      22.50  August     29.97  August     38.50  August     43.38  August     43.75
September   24.63  September  31.97  September  43.44  September  36.69  September  47.56
October     25.38  October    30.66  October    47.00  October    40.38  October    52.81
November    27.81  November   32.56  November   48.00  November   38.00  November   55.06
December    25.38  December   32.75  December   49.00  December   36.31  December   48.44

      The closing price on June 28, 2001 was 50.61.

                       AMERICAN HOME PRODUCTS CORPORATION

      American Home Products Corporation researches, develops, manufactures and markets a diversified line of products in three primary business segments: pharmaceuticals, consumer healthcare and agricultural products. The pharmaceutical segment manufactures and sells branded and generic ethical pharmaceuticals, and animal biologicals and pharmaceuticals. The consumer healthcare segment manufactures and distributes cold and allergy remedies and nutritional products including Advil, Robitussin, Dimetapp and Centrum Silver vitamins. The agricultural products segment manufactures and distributes crop protection and pest control products.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     25.50  January    31.69  January    47.72  January    58.69  January    47.06  January   59.10
February    24.66  February   32.00  February   46.88  February   59.50  February   43.50  February  61.77
March       27.09  March      30.00  March      47.69  March      65.25  March      53.75  March     58.75
April       26.38  April      33.06  April      46.56  April      61.00  April      56.25  April     57.75
May         26.75  May        38.00  May        48.31  May        57.63  May        53.88  May       63.30
June        30.06  June       38.25  June       51.75  June       57.38  June       58.75
July        28.38  July       41.22  July       51.50  July       51.00  July       53.06
August      29.63  August     36.00  August     50.13  August     41.50  August     54.19
September   31.88  September  36.50  September  52.63  September  41.50  September  56.56
October     30.63  October    37.06  October    48.94  October    52.25  October    63.50
November    32.19  November   34.91  November   53.38  November   52.00  November   60.13
December    29.31  December   38.25  December   56.38  December   39.25  December   63.55

      The closing price on June 28, 2001 was 61.50.

                         ANHEUSER-BUSCH COMPANIES, INC.

      Anheuser-Busch Companies, Inc. is the holding company parent of Anheuser-Busch, the world's largest brewer of beer. Anheuser-Busch is engaged in the manufacturing and marketing of domestic beer, international beer, packaging and other related products. In addition, Anheuser-Busch is active in the entertainment field and operates and directs theme parks through its subsidiaries.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     17.38  January    21.25  January    22.47  January    35.34  January    33.75  January   43.36
February    16.84  February   22.25  February   23.44  February   38.34  February   32.00  February  43.70
March       16.84  March      20.63  March      23.13  March      38.06  March      31.13  March     45.93
April       16.78  April      21.44  April      22.91  April      36.56  April      35.28  April     39.99
May         17.81  May        21.44  May        22.97  May        36.53  May        38.75  May       44.00
June        18.75  June       20.97  June       23.59  June       35.47  June       37.34
July        18.69  July       21.47  July       25.91  July       39.47  July       40.25
August      18.94  August     21.31  August     23.38  August     38.50  August     39.41
September   18.88  September  22.56  September  27.00  September  35.03  September  42.31
October     19.25  October    19.97  October    29.75  October    35.97  October    45.75
November    21.19  November   21.59  November   30.31  November   37.41  November   47.44
December    20.00  December   22.00  December   32.81  December   35.44  December   45.50

      The closing price on June 28, 2001 was 42.75.

                          BANK OF AMERICA CORPORATION

      Bank of America Corporation is a bank holding company and a financial holding company that provides, through its subsidiaries, a diversified range of banking and non-banking financial services and products both domestically and internationally. The financial services offered by Bank of America's subsidiaries include consumer and commercial banking services, asset management, global corporate and investment banking services, and equity investment services.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     34.94  January    54.06  January    59.88  January    66.88  January    48.44  January   53.82
February    36.88  February   60.00  February   68.50  February   65.31  February   46.00  February  49.95
March       40.06  March      55.50  March      72.94  March      70.63  March      52.44  March     54.75
April       39.94  April      60.38  April      76.00  April      71.56  April      49.00  April     56.00
May         40.56  May        58.88  May        75.50  May        64.69  May        55.44  May       59.25
June        41.31  June       64.56  June       76.69  June       73.31  June       43.00
July        43.00  July       71.19  July       79.75  July       66.38  July       47.38
August      42.56  August     59.75  August     57.50  August     60.50  August     53.56
September   43.44  September  61.88  September  53.50  September  55.69  September  52.38
October     47.13  October    59.81  October    57.50  October    64.44  October    48.06
November    51.81  November   60.06  November   65.19  November   58.50  November   39.94
December    48.88  December   60.81  December   60.13  December   50.19  December   45.88

      The closing price on June 28, 2001 was 59.98.

                       THE BANK OF NEW YORK COMPANY, INC.

      The Bank of New York Company, Inc. provides an array of financial services to a broad range of financial institutions and individual clients. BNY provides such fiduciary services as securities servicing, global payment services, private client services and asset management. BNY also provides a variety of commercial and consumer lending services, such as terms loans, lines of credit, asset based financings, commercial and residential mortgages, and retail deposit services. In addition, BNY is engaged in the financial markets, including the trading of foreign exchange and interest rate products, various investing and leasing activities, and the offering of a variety of treasury services.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     12.81  January    18.19  January    27.09  January    35.50  January    40.63  January   54.73
February    12.97  February   19.31  February   29.28  February   34.94  February   33.25  February  51.78
March       12.88  March      18.38  March      31.41  March      35.94  March      41.56  March     49.24
April       12.16  April      19.75  April      29.53  April      39.75  April      41.06  April     50.20
May         12.97  May        21.31  May        30.56  May        35.75  May        46.94  May       54.61
June        12.81  June       21.81  June       30.44  June       36.69  June       46.50
July        12.88  July       24.31  July       32.00  July       36.94  July       46.81
August      13.94  August     22.31  August     24.50  August     35.75  August     52.44
September   14.69  September  24.00  September  27.38  September  33.44  September  56.06
October     16.56  October    23.53  October    31.56  October    41.88  October    57.56
November    17.94  November   26.88  November   34.56  November   39.94  November   55.19
December    16.88  December   28.91  December   40.25  December   40.00  December   55.19

      The closing price on June 28, 2001 was 49.10.

                              BANK ONE CORPORATION

      Bank One Corporation is a bank holding company which, through its subsidiaries, provides retail banking, worldwide corporate and institutional banking and trust and investment management services. Bank One also engages in credit card processing, mortgage lending and servicing, insurance, venture capital financing, investment and merchant banking, trust, brokerage and investment management services and data processing. Bank One operates banking offices in Florida and the midwest and southwest United States.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     31.30  January    41.25  January    50.80  January    52.38  January    29.81  January   39.20
February    32.39  February   40.11  February   56.50  February   53.75  February   25.88  February  35.27
March       32.39  March      36.14  March      63.25  March      55.06  March      34.50  March     36.18
April       31.59  April      38.52  April      58.81  April      58.09  April      30.50  April     37.77
May         33.64  May        39.32  May        55.13  May        56.56  May        33.13  May       39.60
June        30.91  June       44.03  June       55.81  June       59.56  June       26.56
July        31.36  July       51.02  July       51.69  July       54.56  July       31.81
August      34.89  August     48.69  August     38.06  August     40.13  August     35.25
September   37.27  September  50.91  September  42.44  September  34.81  September  38.63
October     38.75  October    47.39  October    48.75  October    37.81  October    36.50
November    43.30  November   46.70  November   51.50  November   35.31  November   35.81
December    39.09  December   49.38  December   51.06  December   32.00  December   36.63

      The closing price on June 28, 2001 was 35.52.

                               THE BOEING COMPANY

      The Boeing Company, together with its subsidiaries, is one of the world's major aerospace firms. Boeing is engaged in the research, development, production, marketing and support of commercial jet aircraft, military aircraft, helicopters and missiles. In addition, Boeing is also involved in the research, development, production, modification and support of missile defense systems, satellites, rocket engines and battle management systems.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     38.75  January    53.56  January    47.63  January    34.69  January    44.50  January   58.50
February    40.56  February   50.88  February   54.25  February   35.63  February   36.94  February  62.20
March       43.31  March      49.31  March      52.13  March      34.00  March      37.81  March     55.71
April       41.06  April      49.31  April      50.06  April      40.63  April      39.69  April     61.80
May         42.63  May        52.69  May        47.75  May        42.06  May        39.06  May       62.89
June        43.56  June       53.06  June       44.56  June       44.00  June       41.81
July        44.25  July       58.69  July       38.81  July       45.38  July       49.00
August      45.25  August     54.50  August     30.94  August     45.31  August     53.63
September   47.25  September  54.44  September  34.31  September  42.63  September  63.00
October     47.69  October    48.00  October    37.56  October    46.06  October    67.81
November    49.69  November   53.13  November   40.63  November   40.63  November   69.06
December    53.25  December   48.94  December   32.63  December   41.44  December   66.00

      The closing price on June 28, 2001 was 57.24.

                                 CITIGROUP INC.

      Citigroup Inc. is a financial holding company with businesses providing a range of financial services to consumer and corporate customers worldwide. Citigroup's activities are conducted through six segments: Global Consumer, Global Corporate and Investment Bank, Global Investment Management and Private Banking, Associates, Investment Activities and Corporate/Other. Citigroup offers credit cards and banking mainly through its subsidiary Citibank. Other subsidiaries include Salomon Smith Barney, Primerica, a life insurance and mutual funds company, Associates First Capital, a consumer lending company, and Travelers Property Casualty.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     10.96  January    17.46  January    24.78  January    28.03  January    42.75  January   55.97
February    11.15  February   17.88  February   27.81  February   29.38  February   38.86  February  49.18
March       11.00  March      16.00  March      30.00  March      31.94  March      44.91  March     44.98
April       10.25  April      18.50  April      30.59  April      37.44  April      44.67  April     49.15
May         10.38  May        18.33  May        30.63  May        33.13  May        46.64  May       51.25
June        11.41  June       21.02  June       30.31  June       35.63  June       45.19
July        10.56  July       23.98  July       33.63  July       33.42  July       52.92
August      10.84  August     21.17  August     22.19  August     33.33  August     58.38
September   12.28  September  22.77  September  18.75  September  33.00  September  54.06
October     13.56  October    23.33  October    23.50  October    40.69  October    52.63
November    15.00  November   25.44  November   25.13  November   40.41  November   49.81
December    15.13  December   26.94  December   24.84  December   41.77  December   51.06

      The closing price on June 28, 2001 was 52.60.

                           COLGATE-PALMOLIVE COMPANY

      Colgate-Palmolive Company is a consumer products company whose products are marketed worldwide. Colgate's core businesses are oral care, personal care, household surface care, fabric care and pet dietary care. Colgate manufactures and markets toothbrushes, toothpaste, liquid soaps, men's deodorant, dishwashing soaps, all-purpose cleaners, fabric softeners and bleach.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     18.50  January    24.19  January    36.63  January    40.22  January    59.25  January   60.08
February    19.56  February   25.88  February   40.59  February   42.44  February   52.19  February  59.05
March       19.47  March      24.91  March      43.38  March      46.00  March      56.38  March     55.26
April       19.16  April      27.75  April      44.84  April      51.22  April      57.13  April     55.85
May         19.69  May        31.00  May        43.50  May        49.94  May        52.63  May       56.64
June        21.19  June       32.63  June       44.00  June       49.25  June       59.88
July        19.63  July       37.88  July       46.13  July       49.38  July       55.69
August      20.31  August     31.31  August     36.06  August     53.50  August     50.94
September   21.72  September  34.84  September  34.38  September  45.75  September  47.20
October     23.03  October    32.38  October    44.19  October    60.50  October    58.76
November    23.16  November   33.41  November   42.81  November   54.88  November   58.75
December    23.06  December   36.75  December   46.44  December   65.00  December   64.55

      The closing price on June 28, 2001 was 60.95.

                             ELI LILLY AND COMPANY

      Eli Lilly and Company researches, develops, manufactures and sells pharmaceutical products for humans and animals. Research efforts are primarily directed toward discovering and developing products to diagnose and treat disease in humans and animals and to increase the efficiency of animal food production. Eli Lilly products include neuroscience products, such as Prozac, endocrine products, cardiovascular agents, oncology products and animal health products for cattle, poultry and swine. Eli Lilly's pharmaceutical products are distributed primarily through independent wholesale distribution outlets and marketed through its own sales force. The animal health products are marketed by its own direct sales force to distributors and feed manufacturers.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     28.63  January    43.56  January    67.63  January    93.69  January    66.88  January   78.80
February    30.31  February   43.69  February   65.81  February   94.50  February   59.44  February  79.46
March       32.50  March      41.13  March      59.63  March      84.88  March      62.63  March     76.66
April       29.56  April      43.94  April      69.56  April      73.63  April      77.13  April     85.00
May         32.13  May        46.50  May        61.38  May        71.44  May        76.13  May       84.70
June        32.50  June       54.66  June       66.25  June       71.63  June       99.88
July        28.00  July       56.50  July       67.25  July       65.69  July      103.88
August      28.63  August     52.31  August     65.75  August     74.63  August     73.00
September   32.25  September  60.50  September  78.31  September  64.19  September  81.13
October     35.25  October    67.06  October    81.00  October    68.88  October    89.38
November    38.25  November   63.00  November   89.69  November   71.75  November   93.69
December    36.50  December   69.63  December   88.88  December   66.50  December   93.06

      The closing price on June 28, 2001 was 73.68.

                              EMERSON ELECTRIC CO.

      Emerson Electric Co. is engaged principally in the design, manufacture and sale of a broad range of electrical, electromechanical and electronic products and systems. Emerson offers an extensive product line which includes various products and systems involving industrial automation, electronics and telecommunications, heating, ventilating and air conditioning systems, and appliances and tools. Emerson manufactures and markets its products in several countries worldwide.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     41.88  January    49.25  January    60.50  January    58.19  January    55.06  January   76.00
February    38.94  February   49.50  February   63.81  February   57.44  February   45.56  February  66.90
March       40.38  March      45.00  March      65.19  March      52.94  March      53.13  March     62.00
April       41.81  April      50.75  April      63.69  April      64.50  April      54.88  April     66.65
May         42.81  May        54.00  May        60.75  May        63.88  May        59.00  May       67.71
June        45.19  June       55.06  June       60.38  June       62.94  June       60.38
July        42.19  July       59.00  July       59.44  July       59.69  July       61.06
August      41.88  August     54.69  August     57.00  August     61.94  August     66.19
September   45.06  September  57.63  September  62.25  September  63.19  September  67.00
October     44.50  October    52.44  October    66.00  October    60.06  October    73.44
November    49.06  November   55.00  November   65.00  November   57.00  November   72.88
December    48.44  December   56.44  December   60.50  December   57.38  December   78.81

      The closing price on June 28, 2001 was 61.65.

                            EXXON MOBIL CORPORATION

      Exxon Mobil Corporation develops and markets energy products in the United States and internationally. Exxon Mobil is engaged in the exploration, production, transportation and sale of oil, natural gas and petroleum products. In addition, Exxon Mobil manufactures petrochemicals, packaging films and specialty chemicals. Exxon Mobil also participates in coal and mineral mining and electric power generation.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     40.13  January    51.81  January    59.31  January    70.25  January    83.44  January   84.15
February    39.75  February   50.13  February   63.75  February   66.56  February   75.31  February  81.05
March       40.75  March      53.88  March      67.63  March      70.56  March      77.94  March     81.00
April       42.50  April      56.63  April      73.06  April      83.06  April      77.69  April     88.60
May         42.38  May        59.25  May        70.50  May        79.88  May        83.31  May       88.75
June        43.44  June       61.25  June       71.38  June       77.13  June       78.50
July        41.13  July       64.25  July       70.25  July       79.38  July       80.00
August      40.75  August     61.19  August     65.44  August     78.88  August     81.63
September   41.63  September  64.06  September  70.63  September  76.00  September  89.13
October     44.31  October    61.44  October    71.63  October    74.06  October    89.19
November    47.19  November   61.00  November   75.00  November   79.31  November   88.00
December    49.00  December   61.19  December   73.13  December   80.56  December   86.94

      The closing price on June 28, 2001 was 86.82.

                     FEDERAL HOME LOAN MORTGAGE CORPORATION

      The Federal Home Loan Mortgage Corporation is a stockholder-owned corporation established by Congress in 1970 to support home ownership and rental housing. The Federal Home Loan Mortgage Corporation purchases single-family and multifamily residential mortgages and mortgage-related securities, which it finances primarily by issuing mortgage passthrough securities and debt instruments in the capital markets.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     21.41  January    30.25  January    44.50  January    62.00  January    50.19  January   61.00
February    20.63  February   29.75  February   47.25  February   58.88  February   41.75  February  65.85
March       21.31  March      27.25  March      47.44  March      57.31  March      44.19  March     64.83
April       20.84  April      31.88  April      46.31  April      62.63  April      45.94  April     65.80
May         20.66  May        33.00  May        45.50  May        58.31  May        44.50  May       66.20
June        21.38  June       35.00  June       47.06  June       58.00  June       40.50
July        21.06  July       36.06  July       47.25  July       57.38  July       39.44
August      22.09  August     32.63  August     39.50  August     51.50  August     42.13
September   24.41  September  35.25  September  49.63  September  52.00  September  54.06
October     25.25  October    37.88  October    57.50  October    54.00  October    60.00
November    28.56  November   41.25  November   60.50  November   49.38  November   60.44
December    27.59  December   41.94  December   64.44  December   47.06  December   68.88

      The closing price on June 28, 2001 was 68.72.

                     FEDERAL NATIONAL MORTGAGE ASSOCIATION

      The Federal National Mortgage Association is a federally chartered and stockholder-owned corporation organized and existing under the Federal National Mortgage Association Charter Act, and was established to provide supplemental liquidity to the mortgage market. To this end, Fannie Mae provides funds to the mortgage market by purchasing mortgage loans from lenders, thereby replenishing their funds for additional lending. In addition, Fannie Mae issues mortgage-backed securities, primarily in exchange for pools of mortgage loans from lenders. Fannie Mae also offers technology services for originating and underwriting mortgage loans.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     34.50  January    39.38  January    61.75  January    72.88  January    59.94  January   74.18
February    31.63  February   40.00  February   63.75  February   70.00  February   53.00  February  79.70
March       31.88  March      36.13  March      63.25  March      69.25  March      56.56  March     79.60
April       30.63  April      41.25  April      59.88  April      70.94  April      60.31  April     80.26
May         30.88  May        43.75  May        59.81  May        67.94  May        60.13  May       82.44
June        33.50  June       43.63  June       60.75  June       68.25  June       52.19
July        31.75  July       47.25  July       61.50  July       68.94  July       49.88
August      31.00  August     44.00  August     56.63  August     62.13  August     53.75
September   34.88  September  47.00  September  64.25  September  62.69  September  71.50
October     39.13  October    48.63  October    70.81  October    70.81  October    77.00
November    41.25  November   52.75  November   72.75  November   66.63  November   79.00
December    37.63  December   57.06  December   74.00  December   62.44  December   86.75

      The closing price on June 28, 2001 was 85.99.

                             MICROSOFT CORPORATION

      Microsoft Corporation develops, manufactures, licenses, and supports a wide range of software for a multitude of computing devices. Microsoft software includes scalable operating systems for servers, personal computers and intelligent devices, server applications for client/server environments, knowledge worker productivity applications and software development tools. Microsoft's online efforts include the MSN network of Internet products and services and alliances with companies involved with broadband access and various forms of digital interactivity. Microsoft also licenses consumer software programs, sells hardware devices, provides consulting services, trains and certifies system integrators, and researches and develops advanced technologies for future software products.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     11.56  January    25.50  January    37.30  January    87.50  January    97.88  January   61.06
February    12.34  February   24.38  February   42.38  February   75.06  February   89.38  February  59.00
March       12.89  March      22.92  March      44.75  March      89.63  March     106.25  March     54.69
April       14.16  April      30.38  April      45.06  April      81.31  April      69.75  April     67.75
May         14.84  May        31.00  May        42.41  May        80.69  May        62.56  May       69.18
June        15.02  June       31.59  June       54.19  June       90.19  June       80.00
July        14.73  July       35.34  July       54.97  July       85.81  July       69.81
August      15.31  August     33.05  August     47.97  August     92.56  August     69.81
September   16.48  September  33.08  September  55.03  September  90.56  September  60.31
October     17.16  October    32.50  October    52.94  October    92.56  October    68.88
November    19.61  November   35.38  November   61.00  November   91.05  November   57.38
December    20.66  December   32.31  December   69.34  December  116.75  December   43.38

      The closing price on June 28, 2001 was 72.74.

                   MINNESOTA MINING AND MANUFACTURING COMPANY

      The Minnesota Mining and Manufacturing Company develops, manufactures and markets a wide range of products derived from its research and technology in coating and bonding for coated abrasives, the company's original product. 3M's major product lines include abrasives, adhesives and pressure sensitive tapes, Scotch brand tapes, 3M brand tapes, and many specialized products that are sold worldwide to a variety of different markets including industrial, transportation, graphics and safety, healthcare, consumer and office, electronic and communications and specialty material markets.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     64.50  January    85.25  January    83.50  January    77.63  January    93.63  January  110.65
February    65.13  February   92.00  February   85.31  February   74.06  February   88.19  February 112.75
March       64.63  March      84.63  March      91.00  March      70.75  March      88.56  March    103.90
April       65.75  April      87.00  April      94.38  April      89.00  April      86.63  April    119.01
May         68.25  May        91.88  May        92.63  May        85.75  May        85.75  May      118.58
June        69.00  June      102.25  June       82.19  June       86.94  June       82.50
July        65.00  July       94.75  July       75.13  July       87.94  July       90.06
August      68.75  August     89.88  August     68.50  August     94.50  August     93.00
September   69.75  September  92.44  September  73.69  September  96.06  September  91.13
October     76.38  October    91.50  October    79.63  October    95.06  October    96.63
November    83.75  November   97.44  November   80.50  November   95.56  November   99.88
December    83.00  December   82.06  December   71.13  December   97.88  December  120.50

      The closing price on June 28, 2001 was 115.86.

                                 PEPSICO, INC.

      PepsiCo, Inc. is engaged in the manufacturing and marketing of snack food, soft drinks, juice, and related consumer products. PepsiCo consists of the Frito-Lay Company, a manufacturer and distributor of snack chips, the Pepsi-Cola Company, a soft drink business, and Tropicana Products, a marketer and producer of branded juice. In December 2000, PepsiCo announced a merger with The Quaker Oats Company, a leading manufacturer of hot cereals, pancake syrups and mixes, cornmeal and a variety of pasta products.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     29.81  January    34.88  January    36.13  January    39.00  January    34.13  January   44.07
February    31.63  February   33.00  February   36.50  February   37.56  February   32.13  February  46.08
March       31.63  March      32.38  March      42.69  March      39.19  March      34.88  March     43.95
April       31.75  April      34.88  April      39.69  April      36.94  April      36.69  April     43.81
May         33.25  May        36.75  May        40.81  May        35.50  May        40.88  May       44.76
June        35.50  June       37.56  June       41.19  June       38.69  June       44.44
July        31.75  July       38.25  July       38.94  July       38.94  July       45.81
August      28.75  August     36.00  August     27.88  August     34.13  August     42.63
September   28.25  September  40.56  September  29.44  September  30.50  September  46.00
October     29.63  October    36.88  October    33.75  October    34.69  October    48.44
November    30.25  November   36.88  November   38.69  November   34.56  November   45.38
December    29.25  December   36.25  December   40.88  December   35.25  December   49.56

      The closing price on June 28, 2001 was 45.59.

                          PHILIP MORRIS COMPANIES INC.

      Philip Morris Companies Inc. is a holding company whose principal wholly-owned subsidiaries, Philip Morris Incorporated, Philip Morris International Inc., Kraft Foods, Inc., and Miller Brewing Company are engaged in the manufacture and sale of various consumer products. Philip Morris Incorporated and Philip Morris International Inc. are engaged primarily in the manufacture, sale and distribution of cigarettes and other tobacco products. Kraft Foods, Inc. produces and markets a large variety of retail packaged foods, such as cheese, processed meat products, coffee and grocery products. Miller Brewing Company produces beer and other related products.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     30.92  January    39.63  January    41.50  January    46.88  January    20.88  January   44.00
February    33.00  February   45.08  February   43.50  February   39.13  February   20.19  February  48.18
March       29.25  March      38.04  March      41.69  March      35.19  March      21.13  March     47.45
April       30.04  April      39.38  April      37.13  April      35.06  April      21.88  April     50.11
May         33.13  May        44.00  May        37.38  May        38.56  May        26.13  May       51.41
June        34.67  June       44.25  June       39.38  June       40.19  June       26.56
July        34.88  July       45.13  July       43.81  July       37.25  July       25.25
August      29.92  August     43.69  August     41.56  August     37.44  August     29.63
September   29.92  September  41.56  September  46.25  September  34.19  September  29.44
October     30.79  October    39.63  October    51.13  October    25.19  October    36.63
November    34.42  November   43.50  November   55.94  November   26.25  November   38.19
December    37.67  December   45.25  December   53.50  December   23.00  December   44.00

      The closing price on June 28, 2001 was 48.29.

                            TYCO INTERNATIONAL LTD.

      Tyco International Ltd. is a diversified manufacturing and service company that, through its subsidiaries, designs, manufactures and distributes electrical and electronic components, multi-layer printed circuit boards, disposable medical supplies and other related specialty products. In addition, Tyco designs, engineers, manufactures, installs, operates and maintains undersea cable communications systems, fire detection and suppression systems, and electronic security systems, as well as provides flow control products and environmental consulting services.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January      8.84  January    14.28  January    22.19  January    38.56  January    43.06  January   61.60
February     9.03  February   14.69  February   25.31  February   37.22  February   37.88  February  54.65
March        8.94  March      13.75  March      27.31  March      35.88  March      50.13  March     43.23
April        9.66  April      15.25  April      27.31  April      40.63  April      45.94  April     53.37
May          9.88  May        15.88  May        27.69  May        43.69  May        47.06  May       57.45
June        10.19  June       17.39  June       31.50  June       47.38  June       47.38
July        10.25  July       20.25  July       30.97  July       48.84  July       53.50
August      10.56  August     19.61  August     27.63  August     50.66  August     57.00
September   10.78  September  20.52  September  27.63  September  51.63  September  51.88
October     12.41  October    19.00  October    30.97  October    40.13  October    56.69
November    13.69  November   19.63  November   32.91  November   40.25  November   52.75
December    13.22  December   22.53  December   37.72  December   39.00  December   55.50

      The closing price on June 28, 2001 was 54.05.

                        UNITED TECHNOLOGIES CORPORATION

      United Technologies Corporation is primarily engaged in the manufacturing and marketing of elevators, escalators, commercial and residential heating, ventilating and air conditioning systems, general aviation and military aircraft engines, and commercial and military helicopters. United also provides maintenance services for their extensive product line. United manufactures and markets its products in several countries worldwide.

           Closing           Closing           Closing           Closing           Closing          Closing
  1996      Price    1997     Price    1998     Price    1999     Price    2000     Price    2001    Price
---------  ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January     25.66  January    34.88  January    40.63  January    59.72  January    52.94  January   74.98
February    26.84  February   37.63  February   44.66  February   61.94  February   50.94  February  77.91
March       28.06  March      37.88  March      46.16  March      67.72  March      63.19  March     73.30
April       27.63  April      37.81  April      49.22  April      72.44  April      62.19  April     78.08
May         27.34  May        40.19  May        47.00  May        62.06  May        60.44  May       83.31
June        28.75  June       41.50  June       46.25  June       72.00  June       58.88
July        28.13  July       42.28  July       47.94  July       66.69  July       58.38
August      28.19  August     39.03  August     36.28  August     66.13  August     62.44
September   30.09  September  40.50  September  38.22  September  59.31  September  69.25
October     32.19  October    35.00  October    47.63  October    60.50  October    69.81
November    35.06  November   37.47  November   53.59  November   56.50  November   70.81
December    33.13  December   36.41  December   54.38  December   65.00  December   78.63

      The closing price on June 28, 2001 was 74.30.

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                                    [LOGO]

                                5,800,000 Units

                           Merrill Lynch & Co., Inc.

                            Strategic Return Notes (SM)
          Linked to the Institutional Holdings Index due June 28, 2006

                        ------------------------------

                             PROSPECTUS SUPPLEMENT

                        ------------------------------

                              Merrill Lynch & Co.

                                 June 28, 2001

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